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                                  EXHIBIT 23.1

The Board of Directors
AccuMed International, Inc.:

We consent to incorporation by reference in the registration statements on Form S-3 (Nos. 333-028125, 333-07681, 333-04715, and 333-56393) and on
Form S-8 (No. 333-11219) of AccuMed International, Inc. of our reports dated March 26, 1999 relating to the consolidated balance sheets of AccuMed International, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows and related schedule for the years ended December 31, 1998, 1997 and 1996, which reports appear in this December 31, 1998 annual report on Form 10-K of AccuMed International, Inc.

                                     /s/   KPMG LLP

Chicago, IL
March 26, 1999




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